Exhibit 99.1

BIO-key International Announces Revenue Growth and Improved Margins for the 2005
Fourth Quarter And For the 2005 Full Year

Wall, N.J. — March 28, 2006 — BIO-key International Inc. (OTC Bulletin Board: BKYI), a leader in finger-based biometric identification and wireless public safety solutions, today reported its financial results for its fourth quarter and year ended December 31, 2005.

For the year ended December 31, 2005, revenue totaled $14.2 million, an increase of 149% from the $5.7 million reported for the same period in the prior year. BIO-key reported a net profit of $358,000 or 0 cents per share, compared with a loss of $14.3 million or 42 cents per share a year earlier. Net income for both 2005 and 2004 were materially impacted by the adoption in Q4 2005 of EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. On an “Operating Income/Loss” basis, BIO-key reported a net loss of $8.3 million or $0.18 cents per share for 2005, compared with a loss of $6.4 million or $0.18 cents per share for 2004.

Gross margin improved to 73% in 2005, compared to 64% in 2004.

Revenue for the fourth quarter was $3.37 million, a sequential 4% increase from $3.23 million in the third quarter of 2005. EBITDA for the fourth quarter improved to a negative $1.2 million compared to a negative $1.7 million in the preceding third quarter and a negative $2.0 million in the fourth quarter of 2004.

Tom Colatosti, BIO-key’s Chairman said, “The fourth quarter marked an important turning point for the company as the full impact of cost controls and reductions took effect; receiving awards for a number of new important customer contracts; restructuring our balance sheet and improving our working capital; and the implementation of a new organizational structure to better focus on the growth opportunities in our law, fire and biometric verticals.”

Colatosti, continued, “The fourth quarter of 2005 marked a major inflection point for the industry with the adoption of standards and acceleration of federal programs like US-VISIT, Registered Traveler, Visa Waiver Program, and CAC/TWIC credentialing; renewed enthusiasm for the biometrics market from industry analysts; substantial inflows of new investment capital by major institutional and private equity funds; and emerging security and biometric opportunities in the commercial sector especially in financial services, health care and electronic access control.”

In the fourth quarter of 2005, BIO-key announced a major restructuring of business operations to better focus on growth. The company created three new business unit divisions aligned by major business verticals: Biometrics, Law Enforcement and Fire Safety. These units are managed on a “P & L” basis. Each business unit is organized to respond quickly to sales opportunities and market needs with a view toward controlling costs in an effort to achieve unit profitability.  These lean and agile business units are designed to maximize revenue in their individual vertical spaces and to allocate and size their resources based on market need and affordability.

During the fourth quarter of 2005 the company used net cash of $74,000 compared to a net use of $475,000 in the third quarter of 2005 as cost reduction programs instituted earlier in the year took effect.

In addition to these operational actions in January 2006 the company strengthened its balance sheet and liquidity by adding $1 million in cash and extending the maturity dates of certain notes.

As reflected in the company’s 10-KSB and as previously announced, the company is restating its 2003 and 2004 financial statements as well as each quarter in 2003, 2004 and 2005 to decrease its revenues in 2003 by $308,620, increase its revenues by $162,720 in 2004 and increase its revenue by $90,000 in 2005.  Additionally, as a result of adopting EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, a non-cash interest income charge of $6.0 million was taken in 2004 and income of $15.2 million was added in 2005. None of these compliance accounting changes effected business operations or cash.

Several important customer awards were made during the quarter, including:

•	Awarded a $400,000 biometric contract in partnership with a large information provider for identity verification solution, representing the company’s largest ever biometric order.

•	Awarded $180,000 Contract by Detroit Public Schools to equip the Detroit Public School system with BIO-key’s PocketCOP® mobile data communications software.

•	Awarded $145,000 Contract by Newport News VA Fire Department Awards Contract for Records Management and Mobile Data Solution

•

Awarded $270,000 contract by Tennessee Public Safety Consortium to equip a seven-county consortium of fire, police and EMS agencies in south central Tennessee with its public safety communications software for Wireless Information Sharing.

Mike DePasquale, BIO-key’s Chief Executive Officer concluded, “We remain committed to our vision: integrated real time information - disseminated wirelessly on any mobile device - and secured by our patented finger print biometric technology as well as providing highly accurate, scalable “full identification” solutions for the commercial markets. We continue to make excellent progress in our objective to position ourselves both for organic growth and profitability as well as pursuing strategic consolidations that would build shareholder value.”

BIO-key will hold a conference call to discuss financial results 9:00 AM EST on Wednesday March 29th.  The meeting will be webcast live at http://www.wsw.com/webcast/biok8

About BIO-key

BIO-key develops and delivers advanced identification solutions and information services to law enforcement departments, public safety agencies, government and private sector customers.  BIO-key’s mobile wireless technology provides first responders with critical, reliable, real-time data and images from local, state and national databases.  BIO-key’s high-performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise data to improve security, convenience and privacy and to reduce identity theft.  Over 2,500 police, fire and emergency services departments in North America use BIO-key solutions, making BIO-key the leading supplier of mobile and wireless solutions for public safety worldwide.  (http://www.bio-key.com)

BIO-key Safe Harbor Statement

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  The words “estimate,” “project,” “intends,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

For more information contact:

Julie Garand

508-460-4036

Julie.garand@bio-key.com

© Copyright 2006 by BIO-key International, Inc.